Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of this 25th day of August, 2023 by and between Veritas Farms, Inc., a Nevada corporation (the “Company”) and Oliver Walsh (the “Consultant”).

W I T N E S S E T H:

WHEREAS, Company desires to engage the services of Consultant to perform the “Consultant’s Duties” (as hereinafter defined) and Consultant desires to perform the Consultant’s Duties, in each case in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct and are hereby incorporated by this reference.

2. Engagement. Company hereby engages Consultant as an independent contractor to perform the Consultant’s Duties in accordance with the terms hereof and in exchange for the “Consultant’s Fees” (as hereinafter defined), Consultant hereby accepts such engagement.

3. Consultant’s Duties. In exchange for the Consultant’s Fees, the Consultant agrees to provide services for the Company and perform such duties and responsibilities as may be directed from time to time by the Chief Executive Officer for the Company, or by such other officer or supervising manager of the Company (the “Consultant’s Duties”). The Consultant agrees to, use his/her best and most diligent efforts and skills to advance the business and best interests of the Company and to devote such time and attention to the business of the Company as necessary or required to perform the duties, services and responsibilities as set forth and required by this Agreement.

4. Consultant’s Fees. In return for performance of the Consultant’s Duties, the Company will issue Consultant 11,950,454 shares of Restricted Stock pursuant to the terms and conditions of the Veritas Farms, Inc. 2023 Equity Incentive Plan (“Plan”), and subject to the further terms, conditions and restrictions contained in a separate agreement, titled “2023 Equity Incentive Plan Restricted Stock Award Agreement” (“Award Agreement”). The restrictions will lapse on the subsequent anniversary of the issuance date for services rendered by the Consultant for the Company hereunder, (the “Consultant’s Fees”) unless terminated for Cause by the company as described below, or resignation by the Consultant in which case any remaining Restricted Shares shall be forfeit. Additionally, the Company will issue Consultant 1,000,000 shares of Restricted Stock pursuant to the terms and conditions of the Plan and an Award Agreement which will be subject to the achievement of performance goals which include positive EBITDA over a consecutive six-month period of time. The Company will reimburse the Consultant for any travel and related expense for travel requested and approve in advance by the Company. The Company will not reimburse Consultant for any expenses or charges of any nature or kind that are not approved in advance.

5. Term. The term of this Agreement (“Term”) shall commence on August 25th, 2023 and shall continue in effect, unless earlier terminated as herein provided, for a period of one year ending August 24, 2024. This Agreement may be terminated by the Company for ‘Cause’ (as hereinafter defined) or at any time and for any reason, without Cause upon thirty (30) days prior written notice to the Consultant. In the event of any termination of this Agreement prior to the end of the Term for Cause, Consultant shall only receive such compensation as is accrued and vested through the effective date of termination.

(a) The Company may immediately terminate Consultant’s consulting services for “Cause” upon notice to Consultant setting forth in reasonable detail the nature of the Cause. The following, as determined by the Company in its sole discretion, shall constitute Cause for termination:

(i) Consultant’s failure to perform, or serious negligence in the performance of, Consultant’s Duties and responsibilities to the Company;

(ii) Consultant’s breach of this Agreement or any other agreement between Consultant and the Company;

(iii) serious misconduct by Consultant that could be reasonably anticipated to be, or is, harmful to the business, reputation or other interest of the Company;

(iv) repeated failure to adhere to the directions of the Board of Directors, the Chief Executive Officer, or the Consultant’s supervisor(s) or the written policies or practices of the Company;

(v) discovery that Consultant is bound by and subject to any covenants against competition or similar covenants or any court order that could affect the performance of Consultant’s obligations under this Agreement;

(vi) commission of a felony or a crime of moral turpitude, dishonesty, breach of trust, unethical business conduct, or any crime involving the Company (or Consultant enters a plea of nolo contendere with respect to any of the foregoing);

(vii) engaging in fraud, misappropriation or embezzlement;

(viii) Consultant’s habitual abuse of alcohol or any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance which Consultant is properly taking under a current prescription) or violation of any other provision of the Company’s Drug Free Workplace Policy;

(ix) Discovery that Consultant engaged in unlawful harassment or discrimination of employees, customers or suppliers of the Company or other violation of the Company’s Non-Discrimination and Anti-Harassment Policy;

(x) Discovery that Consultant exposed the Company to criminal liability substantially caused by Consultant; or

(xi) violation by Consultant of any other law, rule or regulation (other than (I) traffic violations or similar offenses, or (II) violations that would not be deemed harmful to the Company, its business, its reputation, or its customers).

6. Relationship of the Parties. This Agreement does not create a relationship of principal and agent, joint venture, partnership or employment between the Company and the Consultant and in no way shall either party have any authority to bind or otherwise act as agent on behalf of the other. Neither party shall be liable for any obligations incurred by the other except as expressly provided herein. Consultant’s services under this Agreement shall be provided solely as an independent contractor and any payment made by the Company hereunder shall not be subject to any deductions or withholding. Consultant shall be responsible for the payment of all applicable taxes, including, without limitation, income taxes, withholding, FICA and other taxes or government obligations incurred in connection with any payments made by the Company hereunder.

7. Restrictive Covenant. As a condition to Consultant’s engagement hereunder, Consultant agrees: (a) to enter into and execute the Company’s standard proprietary information and non-compete agreement, which covers matters such as confidentiality, assignment of works made for hire and non-compete agreements (the “Restrictive Covenant Agreement”), and (b) that the covenants contained in the Restrictive Covenant Agreement shall be deemed covenants of Consultant under this Agreement, which covenants shall also bind Consultant.

8. Reciprocal Indemnification. The Consultant hereby indemnifies and holds the Company and the Company’s affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns, forever harmless from and against any and all claims, threats of claim, actions, causes of action, liabilities, obligations, damages, judgments, penalties, losses and costs, including, without limitation, reasonable attorneys’ fees, paralegals’ fees and courts costs and expenses throughout all trial and appellate levels, arising out of or incurred in connection with, directly or indirectly, Consultant’s breach of any covenant or obligation under this Agreement. The Company hereby indemnifies and holds the Consultant and the Consultants heirs, beneficiaries, executors, or administrators forever harmless from and against any and all claims, threats of claim, actions, causes of action, liabilities, obligations, damages, judgments, penalties, losses and costs, including, without limitation, reasonable attorneys’ fees, paralegals’ fees and courts costs and expenses throughout all trial and appellate levels, arising out of or incurred in connection with, directly or indirectly, the Company’s breach of any covenant or obligation under this Agreement. The reciprocal indemnity set forth in this Section 8 shall survive the termination of this Agreement.

9. Miscellaneous.

(a) Notices. All notices of request, demand and other communications hereunder shall be addressed to the parties as follows:

As to Company:

Ramon A. Pino

Rpino@theveritasfarms.com

401 E. Las Olas Blvd, STE 1400

Fort Lauderdale, FL 33301

Tel: 833-691-4367

As to Consultant:

Oliver Walsh

oli@owalsh.com

111 S Plymouth Blvd

Los Angeles, CA, 90004

Tel: 604-518-3683

unless the address is changed by the party by like notice given to the other party. Notice shall be in writing and shall be deemed delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address above, then two (2) business days after deposit of same in a regularly maintained U.S. Mail receptacle; (ii) if mailed by Federal Express, UPS or other internationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m. on a business day. Any notice hand delivered after 5:00 p.m. shall be deemed delivered on the following business day. Notwithstanding the foregoing, notice, requests or demands or other communications referred to in this Agreement may be sent by facsimile, e-mail or other method of delivery, but shall be deemed to have been given only when the sending party has confirmed (verbally, by e-mail or otherwise) that the notice has been received.

(b) Entire Agreement. This Agreement supersedes and replaces any and all prior agreements and understandings between the parties hereto respecting the engagement of Consultant by the Company and constitutes the complete understanding between the parties with respect to the engagement of Consultant hereunder, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein.

(c) Amendment. The parties hereby irrevocably agree that no amendment, modification or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Company and Consultant shall unanimously agree in writing to such Amendment.

(d) No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

(e) Headings. The headings set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement in any respect nor shall they in any way affect the substance of any provisions contained in this Agreement.

(f) Binding Effect; No Assignment. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and assigns. Any assignment or delegation of duties in violation of this provision shall be null and void. Consultant acknowledges that the Company is specifically retaining the services hereunder of the Consultant, and that to the extent the Consultant cannot perform the Consultant’s Duties hereunder, the Company can immediately terminate this Agreement for Cause.

(g) Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

(h) Provisions Severable. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdiction in which the parties do business. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

(i) Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in Broward County, State of Florida, or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida courts in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida courts.

(j) Costs of Litigation. If any party hereto is required to engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Agreement, and such litigation results in a final judgment in favor of such party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder, including, but not limited to, all reasonable attorneys’ fees and court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CONSULTANT:

Oliver Walsh

/s/ Oliver Walsh
Name:	Oliver Walsh
Date:	8/25/2023

COMPANY:

Veritas Farms, Inc.

By:	/s/ Ramon A. Pino
Name:	Ramon A. Pino
Title:	Chief Financial Officer
Date:	8/25/2023

Proprietary Information and Non-Compete

Agreement for Technical Service Provider

As part of my application to work for Veritas Farms, Inc (the “Company”) and for valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I, Oliver Walsh (the “Consultant”) hereby agree as follows:

1. Company’s Trade Secrets: I understand that in performance of my contractual job duties with and/or services to the Company, I will be exposed to the Company’s trade secrets. “Trade secrets” means information or material that is commercially valuable to the Company and not generally known in the industry. This includes:

(a) any and all versions of the Company’s proprietary computer software (including source code and object code), hardware, firmware and documentation;

(b) technical information concerning the Company’s products and services, including product data and specifications, diagrams, flow charts, drawings, test results, know-how, processes, inventions, research projects and product development;

(c) information concerning the Company’s business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information and advertising strategies;

(d) information submitted by the Company’s customers, suppliers, employees, consultants or co-venturers with the Company for study, evaluation or use; and

(e) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company’s business.

2. Nondisclosure of Trade Secrets: I will keep the Company’s trade secrets, whether or not prepared or developed by me, in the strictest confidence. I will not use or disclose such secrets to others without the Company’s written consent, except when necessary to perform my job with the Company. However, I shall have no obligation to treat as confidential any information which:

(a) was in my possession or known to me, without an obligation to keep it confidential, before the Company disclosed such information to me;

(b) is or becomes public knowledge through a source other than me and through no fault of mine; or

(c) is or becomes lawfully available to me from a source other than the Company.

In the event an action is instituted and prior knowledge is an issue, it shall be my obligation to prove by clear and convincing evidence that the confidential information disclosed was in the public domain, was already known by me, or was developed independently by me.

3. Confidential Information of Others: I will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material that is a trade secret of others.

4. Return of Materials: When my contractual period with and/or services to the Company ends, for whatever reason, I will promptly deliver to the Company all originals and copies of all documents, records, software programs, media and other materials containing any of the Company’s trade secrets. I will also return to the Company all equipment, files, software programs and other property (personal or other) belonging to the Company.

5. Confidentiality Obligation Survives Termination: I understand that my obligation to maintain the confidentiality and security of the Company’s trade secrets remains with me even after my contract assignment with and/or services to the Company ends and continues for so long as such material remains a trade secret.

6. Execution of Documents: Both while contracted by the Company and afterwards, I agree to execute and aid in the preparation of any papers that the Company may consider necessary or helpful to obtain or maintain any patents, copyrights, trademarks or other proprietary rights at no charge to the Company, but at its expense.

7. Conflict of Interest: During my contractual period by and/or services to the Company, I will not engage in any business activity competitive with the Company’s business activities. Nor will I engage in any other activities that conflict with the Company’s best interests.

8. Covenant Not to Compete. During the term hereof and, if this Agreement is terminated for any reason, for a period of one (1) year thereafter, I shall not compete, directly or indirectly, with the Company, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant, or employee of the Company, including, without limitation, employing or being an investor (representing more than 5% equity interest) in, or officer, or consultant to, any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one year prior to the date of termination of my employment therewith. An activity competitive with an activity engaged in by the Company shall mean performing services whether as an employee, officer, consultant, director, partner, or sole proprietor for any person or entity engaged in the business then engaged in by the Company. Notwithstanding the above, covenant not to compete will be shortened to six (6) months if I am terminated by the company or I terminate my employment due to non-payment of salary.

9. Enforcement: I agree that in the event of a breach or threatened breach of this Agreement, money damages would be an inadequate remedy and extremely difficult to measure. I agree, therefore, that the Company shall be entitled to an injunction to restrain me from such breach or threatened breach. Nothing in this Agreement shall be construed as preventing the Company from pursuing any remedy at law or in equity for any breach or threatened breach.

10. General Provisions:

(a) Successors: The rights and obligations under this Agreement shall survive the termination of my service to the Company in any capacity and shall inure to the benefit and shall be binding upon: (i) my heirs and personal representatives, and (ii) the successors and assigns of the Company.

(b) Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. All questions with respect to the construction hereof and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Florida. Any action or proceeding arising out of or relating hereto shall be brought in Broward County, State of Florida.

(c) Severability: If any provision of this Agreement is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable against both the Company and me.

(d) Entire Agreement: This Agreement supersedes and replaces all former agreements or understandings, oral or written, between the Company and me, except for prior confidentiality agreements, non-compete and any assignment I have signed relating to information not covered by this Agreement.

(e) Modification: This Agreement may not be modified except by a written document signed both by the Company and me.

I have carefully read and considered all provisions of this Agreement and agree that all of the restrictions set forth are fair and reasonably required to protect the Company’s interests. I acknowledge that I have received a copy of this Agreement as signed by me.

/s/ Oliver Walsh	Date:	8/25/2023
Oliver Walsh